MONTEVIDEO, Uruguay; August  4, 2025 -- MercadoLibre, Inc. (Nasdaq: MELI) (http://www.mercadolibre.com), Latin America’s leading e-commerce and fintech company, today reported financial results for the second quarter ended June 30, 2025. Net revenues & financial income of $6,790 million, up 34% YoY and 53% FX-neutral Income from operations of $825 million, with a 12.2% margin Net income of $523 million, with a 7.7% margin $64.6 billion Total Payment Volume, up 39% YoY and 61% FX-neutral $15.3 billion Gross Merchandise Volume, up 21% YoY and 37% FX-neutral To our Shareholders Mercado Libre delivered another strong quarter in Q2'25 with net revenues & financial income growing 34% YoY and maintaining its high pace of expansion. We are encouraged by the progress we are making towards our long-term goals of being the destination of choice for online commerce in Latin America, becoming the region's largest fintech and building the best value proposition for advertisers in branding and search. We took bold steps on all three fronts this quarter. These actions will help us to build greater scale and further enhance customer experience and satisfaction. We are pleased with the business’ performance and remain confident in Mercado Libre's long-term growth potential. Commerce Free shipping remains one of our most effective tools for bringing offline retail online and extending our position as Latin America's largest ecommerce platform. For nearly a decade, we have offered free shipping on a large portion of our business, so we know it is a crucial driver of conversion, retention and customer satisfaction. With this in mind, we significantly strengthened our value proposition in June by expanding our free shipping offer in Brazil to include millions of items from R$19 for all buyers (R$79 previously). We also reduced shipping charges for sellers in the R$79-200 range. Together, these changes are broadening and deepening our marketplace assortment, boosting engagement among existing users and attracting new buyers. At the same time, our new AI-powered search experience - with infinite scroll - is increasing navigation time in key categories where we expect these shipping enhancements to have the greatest impact. Initial results have been encouraging, with items sold growth in Brazil accelerating to 34% YoY in June and reaching 26% YoY in Q2'25, despite a tougher base of comparison than Q1. Brazil GMV followed a similar pattern with strong FX-neutral growth of 29% YoY in the quarter. FX-neutral GMV growth in Brazil has now remained above or close to 30% YoY for eight consecutive quarters – a testament to the strength of our momentum. We have built the fastest shipping network in Latin America since launching our managed network in 2017. This speed is powered by more than 30 fulfillment centers, which handled 57% of shipments across the region in Q2'25. We are committed to maintaining our competitive advantage in speed as we are convinced that fast delivery will always be in high demand. In fact, we still see solid demand for fast (paid) shipping on purchases below R$79 in Brazil despite the introduction of free (slower) shipping in this price range. Those opting for free shipping below R$79 are served with a slower, lower cost layer of our network that leverages existing infrastructure. We have operated this layer with limited volume for 18 months and are now scaling rapidly. Over time, we expect unit costs to fall and slow delivery promises to improve as we innovate, deploy technology and drive more volume through the network. Argentina had another exceptional quarter in Q2'25. Unique buyer growth exceeded 30% YoY for the second consecutive quarter – underscoring the attractiveness of our value proposition versus physical retail in Argentina as the economy stabilizes, confidence returns and consumption strengthens. Items sold rose 46% YoY, showing robust growth versus Q2'24, which was the point at which momentum in Argentina started to accelerate after a tough start to the year. This supported FX-neutral GMV growth of 75% YoY in MercadoLibre, Inc. Letter to Shareholders MercadoLibre Letter to Shareholders 1 Q2’25 Results

Q2’25. Growth was broad-based and driven by multiple factors: a higher mix of premium take rate transactions (which offers interest-free installments to buyers), incremental installments funded by Mercado Libre, the launch of MELI+ and a 6ppt YoY increase in fulfillment penetration. This led to a record level of same day deliveries in Argentina. Mexico delivered an excellent performance in Q2'25. Items sold grew 36% YoY - the fastest pace in nearly two years - driving FX- neutral GMV growth to accelerate to 32% YoY. Our ongoing investment in logistics continues to yield good results. Fulfillment penetration in Mexico exceeded 75% for the first time, supported by the opening of new facilities that expanded capacity available to sellers. As a result, the proportion of same- and next-day deliveries rose sequentially in Q2'25 and improved YoY after falling slightly in Q1'25. Cross-border GMV growth accelerated following the roll-out of a range of initiatives in Q1'25 designed to improve competitiveness. Pricing and financing were sharper across the site in Q2'25, while assortment improvements further strengthened our value proposition. Executing well on these efforts reversed the specific weaknesses in consumer electronics that we highlighted in Q1’25, and drove a substantial acceleration in first-party (1P) growth in Mexico. Our 1P business continues to scale rapidly across the region. Quarterly GMV surpassed $1bn for the first time in Q2'25 after growing 103% YoY on an FX-neutral basis. This rapid scaling is an indicator of the strength of our value proposition and the strategic importance of 1P as a tool to fill gaps in our assortment or price competitiveness. This is enabling us to expand share in categories such as consumer electronics, where we have historically been underweighted. We continue to deploy technology to manage all aspects of the business, gain scale with suppliers, and increase advertising revenue. Our integration with Google Ad Manager and AdMob went live in April. This is an important milestone as we seek to build the best value proposition for advertisers in branding as well as search. This integration expands our reach beyond Mercado Libre's ecosystem. Advertisers can now seamlessly manage campaigns that simultaneously target consumers both inside and outside our ecosystem. Advertisers can leverage our rich first-party data and we can provide attribution for branding campaigns. These are unique capabilities that are core to our vision of Mercado Ads as a major media company in Latin America with a compelling full- funnel offer for advertisers of all shapes and sizes. In Q2'25, advertising revenue growth accelerated to 38% YoY and 59% on an FX-neutral basis. Growth in search remains resilient, while Display & Video revenue almost doubled YoY, albeit still from a low base. All countries posted solid growth as revenue relative to GMV rose across-the-board, with Argentina narrowing the gap with Brazil and Mexico. Fintech Services We are excited about the trends we are seeing in Fintech Services. We have worked hard for years to build a value proposition with exceptional customer satisfaction and user experience. Leading net promoter scores (NPS) in Brazil, Mexico, Argentina and Chile show that this is already a reality. So too does the growth in our user base, which has doubled over the last two and a half years to reach almost 68mn MAUs in Q2'25 (+30% YoY). The average number of products per user in Brazil, Mexico and Argentina has risen by approximately 50% over the same two and a half year period, and the proportion of high frequency users continues to rise consistently across-the-board. In other words: engagement is strengthening. This is the context in which we launched bold marketing campaigns in Brazil, Mexico and Chile in Q2'25 with the objective of significantly expanding Mercado Pago's reach beyond its current 68mn MAUs. Our yielding account and savings products were central elements of these marketing campaigns. We are convinced that offering attractive yields on funds held in Mercado Pago accounts is great for consumers and a powerful engagement tool. It is the Fintech equivalent of free shipping, which reduces friction for people to come to our platform. This strategy has enabled us to build the largest retail money market fund in Argentina. It is helping us attract funds in Brazil, where we see a huge opportunity in the $180bn held in “poupança” savings accounts. These accounts pay approximately 65% of the benchmark rate vs. 100% to 120% at Mercado Pago. In Mexico, this strategy is helping to digitalize payments in an economy where a major portion of consumption is still handled in physical currency. As a result, we saw the largest ever QoQ nominal increase in AUM in Brazil, Mexico and Chile in Q2'25, with the total more than doubling YoY to $13.8bn. MercadoLibre Letter to Shareholders 2 Q2’25 Results

Mercado Pago's credit card performed strongly in Q2'25, with the portfolio growing 118% YoY to $4.0bn. We continue to see steady progress towards profitability across cohorts. In Brazil, our entire 2023 cohort is now NIMAL positive, which is consistent with prior cohorts that typically reached this milestone within two years. Together, these cohorts represent 51% of our credit card portfolio in Brazil, and are now being followed into profitability by our 2024 cohort – the biggest cohort yet. As more cohorts reach profitability, our ability to offset the dilutive impact of new, initially unprofitable cohorts continues to improve. This trend enabled the credit card to achieve NIMAL breakeven in Q2'25 – even as we accelerated new card issuance to more than 1.5mn cards in the quarter. The credit card was the primary driver of 91% YoY growth in the total credit portfolio in Q2'25. It now represents 43% of our $9.3bn book, up from 37% in Q2'24. Brazil's credit card led the portfolio's sequential growth, with additional strength in the country's merchant and consumer books. In Mexico, both consumer and credit card portfolios posted their largest ever QoQ increase in nominal terms. This strong growth was accompanied by solid spreads and healthy asset quality. NIMAL of 23% was broadly stable QoQ as the unwinding of negative Q1 seasonality was offset by credit card mix and moves upmarket. Our 15-90 day NPL ratio improved to 6.7%, with sequential improvements across all major countries and products. We are encouraged by these trends, which reflect our strategy of growth with risk management as the top priority. Acquiring We continued to gain market share across all major geographies in Q2'25 with Acquiring TPV growth of 53% YoY on an FX-neutral basis. Our ability to offer multiple products and serve merchants with a single point of contact is proving to be attractive for large merchants in Argentina. This move upmarket has been a key driver of TPV growth well ahead of inflation. In Chile, processing times improved as we continued migrating devices from Redelcom to Mercado Pago, contributing to acceleration of growth in Q2'25. In Brazil, our Instore segment delivered its highest FX-neutral TPV growth since Q1'23 as we continue to reap the benefits of our focus on attracting high quality TPV. In Mexico, we introduced new features that enable merchants to accept bill payments (such as cable TV), driving traffic to their stores and enhancing our cash network. We also enabled a dynamic currency conversion feature that enables merchants to display payment amounts in US dollars as well as Mexican pesos. This adds flexibility and creates monetization opportunities for Mercado Pago. Operating efficiently remains a top priority. We have integrated our AI platform, Verdi, into our CRM tool to enhance the productivity of our commercial teams, resulting in faster activation and higher TPV per new merchant. We have also deployed Verdi to support online payments merchants with their technical integrations with Mercado Pago and to assist instore merchants facing device issues. This has enabled more autonomous problem resolution and significantly reduced the number of device replacements. Consolidated Financial Results Net revenues & financial income sustained its rapid pace of growth in Q2'25, rising 34% YoY to $6.8bn. This is consistent with performance in recent quarters, despite lapping shipping reporting updates, incremental investment in free shipping and reduced shipping charges for sellers. Consolidated FX-neutral revenue growth of 53% YoY moderated versus previous quarters due to slowing inflation in Argentina, which is beneficial for our business, consumers, and the broader economy. This revenue growth was supported by strong FX-neutral trends in both Commerce (+45% YoY) and Fintech (+63%). We are investing to capture the many growth opportunities ahead, while maintaining our commitment to doing so profitably and sustainably. In Q2'25, we believe we struck a good balance: income from operations grew 14% YoY to $825mn while the margin contracted by 210bps YoY. This compression was primarily driven growth investments. Forgone revenue from incremental free shipping and seller shipping discounts (implemented in June) flows directly through to the income from operations line. Additionally, we saw a negative mix impact from 1P this quarter, and marketing spend also increased to support our free shipping and Mercado Pago campaigns. We are confident these are the right investments to make for the benefit of our users and our ecosystem as, over time, they stimulates engagement with our marketplace, and potential fintech and advertising cross-sells. While provisions increased as a percentage of consolidated revenue - as credit grew faster than the business overall - the credit business was a net positive for YoY margin evolution overall. On the positive side, we are pleased to have diluted G&A and Product Development expenses once again. MercadoLibre Letter to Shareholders 3 Q2’25 Results

Net income of $523mn was down slightly YoY due to higher FX losses and normalization of our tax rate in Q2'25. FX losses of $117mn doubled YoY, mainly due to the devaluation of the Argentine Peso in April. This led to larger FX losses compared to previous devaluations because our net asset position in the country has grown as the economy has stabilized. The effective tax rate was higher YoY because deductions related to tax inflation adjustments significantly reduced taxable income in Argentina in 2024. Adjusted free cash flow reached $454mn in Q2'25 after capex of $287mn and $816mn net investment in Fintech funding, most of which was directed to growing our credit portfolio. We also discounted fewer receivables in Brazil, as we used lower-cost funding alternatives. In July, S&P recognized the strength of our business and finances by upgrading Mercado Libre to investment grade with a rating of BBB-. This milestone reflects the importance we place on maintaining a strong balance sheet to support our long- term growth ambitions. It comes after last year's upgrade to investment grade at Fitch. Looking ahead In May, we announced that our Founder and CEO, Marcos Galperin, would transition to the role of Executive Chairman as of January 1, 2026. Ariel Szarfsztejn, President of Commerce, will take on the role of CEO. Investors can learn more about the transition in the latest episode of our IR podcast and in Marcos’ Open Letter to Employees, both available on our Investor Relations website. This is a significant moment in our 26-year history, but also a moment marked by continuity. Continuity in our mission to democratize commerce and financial services in Latin America, continuity in our long-term strategy of sustainable growth, and continuity in our culture of entrepreneurship, innovation, ambition and excellence. Above all, continuity in our belief that the best is yet to come. MercadoLibre Letter to Shareholders 4 Q2’25 Results

Q2'25 Results

The following table summarizes certain key performance metrics for the six and three-month periods ended June 30, 2025 and 2024:

	Six Months Ended June 30,		Three Months Ended June 30,	
(IN MILLIONS, except %) [(1)]	2025	2024	2025	2024
Fintech monthly active users	68	52	68	52
Unique active buyers	90	73	71	57
Gross merchandise volume	$ 28,588	$ 24,012	$ 15,258	$ 12,647
Number of items sold	1,042	806	550	421
Total payment volume	$ 122,905	$ 87,055	$ 64,602	$ 46,328
Acquiring total payment volume	$ 84,682	$ 64,325	$ 44,365	$ 33,746
Total payment transactions	6,951	5,093	3,607	2,675
NIMAL	22.8 %	31.4 %	23.0 %	31.1 %
Capital expenditures	$ 543	$ 332	$ 287	$ 184
Depreciation and amortization	$ 371	$ 308	$ 199	$ 154

(1) Figures have been calculated using rounded amounts. Growth calculations based on this table may not total due to rounding. As of December 31, 2024, we decided no longer disclose the key performance indicator "Number of items shipped". Management believes that "Number of items shipped", as a complementary disclosure to "items sold", no longer provides useful information to investors to better understand our business. Following years of investment, our logistics network now ships 95% of items sold. As such, the two performance metrics, "Number of items sold" and "Number of items shipped", have converged so we no longer see a benefit for investors in disclosing both.

Year-over-year USD Growth Rates by Quarter

Consolidated net revenues and financial income	Q2'24	Q3'24	Q4'24	Q1'25	Q2'25
Brazil	51 %	41 %	38 %	20 %	25 %
Mexico	66 %	44 %	43 %	26 %	25 %
Argentina	1 %	14 %	31 %	125 %	77 %
Commerce	53 %	48 %	44 %	32 %	29 %
Fintech	28 %	21 %	29 %	43 %	40 %
Total Meli	42 %	35 %	37 %	37 %	34 %

Gross merchandise volume	Q2'24	Q3'24	Q4'24	Q1'25	Q2'25
Brazil	30 %	17 %	13 %	10 %	18 %
Mexico	34 %	14 %	11 %	2 %	16 %
Argentina	(8) %	4 %	(5) %	77 %	35 %
Total Meli	20 %	14 %	8 %	17 %	21 %

Total payment volume	Q2'24	Q3'24	Q4'24	Q1'25	Q2'25
TPV Total	36 %	34 %	33 %	43 %	39 %
TPV Acquiring	24 %	21 %	20 %	32 %	31 %

MercadoLibre | Letter to Shareholders 5

Year-over-year FX-neutral Growth Rates by Quarter Consolidated net revenues and financial income Q2’24 Q3’24 Q4’24 Q1’25 Q2’25 Brazil 59% 60% 62% 41% 35 % Mexico 62% 60% 64% 51% 41 % Argentina 285% 245% 212% 184% 130 % Commerce 131% 121% 106% 57% 45 % Fintech 92% 81% 84% 73% 63 % Total Meli 113% 103% 96% 64% 53 % Gross merchandise volume Q2’24 Q3’24 Q4’24 Q1’25 Q2’25 Brazil 36% 34% 32% 30% 29 % Mexico 30% 27% 28% 23% 32 % Argentina 252% 218% 141% 126% 75 % Total Meli 83% 71% 56% 40% 37 % Total payment volume Q2’24 Q3’24 Q4’24 Q1’25 Q2’25 TPV Total 137% 126% 109% 72% 61 % TPV Acquiring 124% 110% 95% 59% 53 % Conference Call and Webcast The Company will host an earnings video as well as a conference call and audio webcast for any questions that investors may have on August 4th, 2025, at 5:00 p.m. Eastern Time. In order to access our video webcast and the live audio, investors, analysts and the market in general may access the following link at https://event.choruscall.com/mediaframe/webcast.html?webcastid=Zl712yGg to attend the live event. Also, to participate in our conference call, investors, analysts and the market in general may access the following link https:// hdr.choruscall.com/?$Y2FsbHR5cGU9MiZyPXRydWUmaW5mbz1jb21wYW55LXBob25l or dial in through the following numbers: TOLL FREE 1-833-821-3654 | INTERNATIONAL 1-412-652-1249 and ask to join MercadoLibre's conference call to be able to pose questions. Access to our video webcast and the live audio will be available in the investor relations section of the Company’s website, at http:// investor.mercadolibre.com. An archive of the webcast will be available for one week following the conclusion of the conference call. MercadoLibre Letter to Shareholders 6 Q2’25 Results

Definition of Selected Metrics ■ Fintech monthly active users (MAU) – Defined as Fintech payers and/or collectors as of June 30, 2025, that, during the last month of the reporting period, performed at least one of the following actions during such month: 1) made a debit or credit card payment, 2) made a QR code payment, 3) made an off-platform online payment using our checkout or link of payment solutions while logged in to our Mercado Pago fintech platform, 4) made an investment or employed any of our savings solutions, 5) purchased an insurance policy, 6) took out a loan through our lending solution, or 7) received the payment from a sale or transaction either on or off marketplace. ■ Unique active buyers – Defined as users that have performed at least one purchase on the Mercado Libre Marketplace during the reported period. From the second quarter of 2025 onwards, we have included food delivery transactions in the current indicator. ■ Foreign Exchange (“FX”) Neutral – Calculated by using the average monthly exchange rate of each month of 2024 and applying it to the corresponding months in 2025, so as to calculate what the results would have been had exchange rates remained constant. Intercompany allocations are excluded from this calculation. These calculations do not include any other macroeconomic effect such as local currency inflation effects or any price adjustment to compensate local currency inflation or devaluations. ■ Gross merchandise volume (GMV) – Measure of the total U.S. dollar sum of all transactions completed through the Mercado Libre Marketplace, excluding Classifieds transactions. From the second quarter of 2025 onwards, we have included food delivery transactions in the current indicator. ■ Total payment transactions (TPN) – Measure of the number of all transactions paid for using Mercado Pago, excluding peer-to-peer transactions. ■ Total payment volume (TPV) – Measure of total U.S. dollar sum of all transactions paid for using Mercado Pago, including marketplace and non-marketplace transactions, excluding peer-to-peer transactions. ■ Acquiring total payment volume – Measure of the total U.S. dollar sum of all transactions settled using our Mercado Pago and its payment processing and settling services in marketplace and non-marketplace transactions and consist of the following transactions volume: 1) point of sale payment volume, 2) commerce payment volume through our Mercado Libre Marketplace, 3) online payment volume through our checkout or link payment solution for merchants, and 4) QR code payment volume. ■ MPOS – Mobile point-of-sale is a dedicated wireless device that performs the functions of a cash register or electronic point-of-sale terminal wirelessly. ■ Commerce – Revenues from core marketplace fees, shipping fees, first-party sales, ad sales, classified fees and other ancillary services. ■ Fintech – Revenues includes fees from off-platform transactions, financing fees, interest earned from merchant and consumer credits, interest earned on cash and investments as part of Mercado Pago activities net of interest gains passed through to our Brazilian users in connection with our asset management product, and sale of MPOS. ■ Items sold – Measure of the number of items that were sold/purchased through the Mercado Libre Marketplace, excluding Classifieds items. From the second quarter of 2025 onwards, we have included food delivery transactions in the current indicator. ■ G&A - General and administrative expenses. ■ Local Currency Growth Rates – Refer to FX Neutral definition. ■ Net income margin – Defined as net income as a percentage of net revenues & financial income. ■ Operating margin – Defined as income from operations as a percentage of net revenues & financial income. ■ Net Interest Margins After Losses (NIMAL) – NIMAL is the spread between credit revenues (excluding the results of sale of loans receivables) and the expenses associated with provisions for doubtful accounts (excluding the results of sale of loans receivable) and funding costs, and usually expressed as a percentage of the average portfolio for the period. ■ Non-performing loan (NPL) ratio – Shows the percentage of the loan portfolio that is not being paid on-time. MercadoLibre Letter to Shareholders 7 Q2’25 Results

About Mercado Libre Founded in 1999, MercadoLibre is the largest ecommerce and fintech ecosystem in Latin America. The company's efforts are centered on enabling e-commerce and digital financial services for our users through a complete suite of technology solutions, with a mission of democratizing access to commerce and financial services. The Company is listed on NASDAQ (Nasdaq: MELI) following its initial public offering in 2007. For more information about the Company visit: http://investor.mercadolibre.com. The MercadoLibre, Inc. logo is available at https://resource.globenewswire.com/Resource/Download/6ab227b7-693f-4b17- b80c-552ae45c76bf?size=0 Forward-Looking Statements This press release and the investor conference call contain forward-looking statements, including, but not limited to, statements regarding MercadoLibre, Inc.’s possible or assumed future results of operations; expectations, objectives and progress against strategic priorities; initiatives and strategies related to our products and services; our inability to successfully deliver new products and services; business and market outlook, opportunities, strategies and trends; financing plans; competitive position; impacts of foreign exchange; the potential impact of the uncertain macroeconomic and geopolitical environment, including trade policies and restrictions, on our financial results; customer preferences and demand and market expansion; our planned product and services releases and capabilities; industry growth rates; inflation; future stock repurchases; our expected tax rate and tax strategies; and the effects of future regulation and competition. Words such as, but not limited to, “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain these words. Our forward-looking statements, and the risks and uncertainties related to them, convey MercadoLibre, Inc.’s current assumptions, expectations or forecasts of future events. Forward-looking statements regarding MercadoLibre, Inc. involve known and unknown risks, uncertainties and other factors that may cause MercadoLibre, Inc.’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Additional information on the potential risks, uncertainties and factors that could affect MercadoLibre, Inc.’s results is included in filings we make with the Securities and Exchange Commission ("SEC") from time to time, including in the sections entitled “Risk Factors,” “Forward-Looking Statements” and “Cautionary Note Regarding Forward-Looking Statements” of MercadoLibre, Inc.’s annual report on Form 10-K for the year ended December 31, 2024 and in any of MercadoLibre, Inc.’s other applicable filings with the SEC. The financial information contained in this press release should be read in conjunction with the consolidated financial statements and notes thereto included in MercadoLibre, Inc.’s most recent reports on Forms 10-K and 10-Q, each as may be amended from time to time. MercadoLibre, Inc.’s financial results for its second quarter of 2025 are not necessarily indicative of MercadoLibre Inc.’s operating results for any future periods. The information provided herein is as of August 4, 2025. Unless required by law, MercadoLibre, Inc. undertakes no obligation to, and does not intend to, publicly update or revise any forward-looking statements to reflect circumstances or events after the date hereof. MercadoLibre Letter to Shareholders 8 Q2’25 Results

MercadoLibre, Inc. Interim Condensed Consolidated Balance Sheets as of June 30, 2025 and December 31, 2024 (In millions of U.S. dollars, except par value) (Unaudited) June 30, 2025 December 31, 2024 Assets Current assets: Cash and cash equivalents $ 3,008 $ 2,635 Restricted cash and cash equivalents 3,880 2,064 Short-term investments 4,634 4,485 Accounts receivable, net 313 255 Credit card receivables and other means of payments, net 6,552 5,288 Loans receivable, net of allowances of $2,413 and $1,630 6,607 4,716 Inventories 434 296 Other assets 634 403 Total current assets 26,062 20,142 Non-current assets: Long-term investments 1,388 1,203 Loans receivable, net of allowances of $50 and $48 277 179 Property and equipment, net 1,799 1,380 Operating lease right-of-use assets 1,664 1,098 Goodwill 160 149 Intangible assets, net 39 12 Intangible assets at fair value 69 49 Deferred tax assets 1,139 802 Other assets 351 182 Total non-current assets 6,886 5,054 Total assets $ 32,948 $ 25,196 Liabilities Current liabilities: Accounts payable and accrued expenses $ 3,875 $ 3,196 Funds payable to customers 9,379 6,954 Amounts payable due to credit and debit card transactions 2,556 1,923 Salaries and social security payable 670 727 Taxes payable 766 525 Loans payable and other financial liabilities 3,818 2,828 Operating lease liabilities 344 241 Other liabilities 342 209 Total current liabilities 21,750 16,603 Non-current liabilities: Amounts payable due to credit and debit card transactions 75 41 Loans payable and other financial liabilities 3,484 2,887 Operating lease liabilities 1,333 894 Deferred tax liabilities 293 204 Other liabilities 300 216 Total non-current liabilities 5,485 4,242 Total liabilities $ 27,235 $ 20,845 Commitments and contingencies Equity Common stock, $0.001 par value, 110,000,000 shares authorized, 50,697,375 shares issued and outstanding $ — $ — Additional paid-in capital 1,770 1,770 Treasury stock (311) (311) Retained earnings 4,829 3,812 Accumulated other comprehensive loss (575) (920) Total equity 5,713 4,351 Total liabilities and equity $ 32,948 $ 25,196 MercadoLibre Letter to Shareholders 9 Q2’25 Results

Q2'25 Results

MercadoLibre, Inc.
Interim Condensed Consolidated Statements of Income
For the six and three-month periods ended June 30, 2025 and 2024
(In millions of U.S. dollars, except for share data) (Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,	
	2025	2024	2025	2024
Net service revenues and financial income	$ 11,284	$ 8,547	$ 5,964	$ 4,592
Net product revenues	1,441	859	826	481
Net revenues and financial income	**12,725**	**9,406**	**6,790**	**5,073**
Cost of net revenues and financial expenses	(6,860)	(5,017)	(3,696)	(2,708)
Gross profit	**5,865**	**4,389**	**3,094**	**2,365**
Operating expenses:				
Product and technology development	(1,118)	(918)	(567)	(460)
Sales and marketing	(1,350)	(989)	(751)	(511)
Provision for doubtful accounts	(1,293)	(824)	(690)	(450)
General and administrative	(516)	(404)	(261)	(218)
Total operating expenses	**(4,277)**	**(3,135)**	**(2,269)**	**(1,639)**
Income from operations	**1,588**	**1,254**	**825**	**726**
Other income (expenses):				
Interest income and other financial gains	81	64	44	39
Interest expense and other financial losses	(75)	(77)	(36)	(39)
Foreign currency losses, net	(172)	(92)	(117)	(58)
Net income before income tax expense	**1,422**	**1,149**	**716**	**668**
Income tax expense	(405)	(274)	(193)	(137)
Net income	**$ 1,017**	**$ 875**	**$ 523**	**$ 531**

	Six Months Ended June 30,		Three Months Ended June 30,	
	2025	2024	2025	2024
Basic and Diluted earning per share				
Basic and Diluted net income available to shareholders per common share	$ 20.06	$ 17.26	$ 10.31	$ 10.48
Weighted average of outstanding common shares	50,697,375	50,697,444	50,697,375	50,697,447

MercadoLibre | Letter to Shareholders 10

MercadoLibre, Inc. Interim Condensed Consolidated Statements of Cash Flows For the six-month periods ended June 30, 2025 and 2024 (In millions of U.S. dollars) (Unaudited) Six Months Ended June 30, 2025 2024 Cash flows from operations: Net income $ 1,017 $ 875 Adjustments to reconcile net income to net cash provided by operating activities: Unrealized foreign currency losses, net 95 123 Depreciation and amortization 371 308 Accrued interest and financial income (325) (173) Non cash interest expense and amortization of debt issuance costs and other charges 173 45 Provision for doubtful accounts 1,293 824 Provision for contingencies 51 37 Results on derivative instruments 52 (18) Results on digital assets at fair value (4) (12) Long term retention program (“LTRP”) accrued compensation 188 127 Deferred income taxes (154) (191) Changes in assets and liabilities: Accounts receivable (60) (63) Credit card receivables and other means of payments (997) (965) Inventories (100) (45) Other assets (243) (205) Payables and accrued expenses 423 484 Funds payable to customers 1,636 1,466 Amounts payable due to credit and debit card transactions 415 580 Other liabilities (103) 59 Interest received from investments 220 138 Net cash provided by operating activities 3,948 3,394 Cash flows from investing activities: Purchases of investments (6,449) (8,718) Proceeds from sale and maturity of investments 6,803 7,494 Receipts from settlements of derivative instruments 2 — Payments from settlements of derivative instruments (8) (5) Changes in loans receivable, net (2,856) (1,990) Investments in property and equipment, intangible assets and intangible assets at fair value (559) (332) Net cash used in investing activities (3,067) (3,551) Cash flows from financing activities: Proceeds from loans payable and other financial liabilities 18,725 7,323 Payments on loans payable and other financing liabilities (17,621) (6,820) Payments of finance lease liabilities (26) (26) Common Stock repurchased — (1) Net cash provided by financing activities 1,078 476 Effect of exchange rate changes on cash, cash equivalents, restricted cash and cash equivalents 230 (344) Net increase (decrease) in cash, cash equivalents, restricted cash and cash equivalents 2,189 (25) Cash, cash equivalents, restricted cash and cash equivalents, beginning of the period 4,699 3,848 Cash, cash equivalents, restricted cash and cash equivalents, end of the period $ 6,888 $ 3,823 MercadoLibre Letter to Shareholders 11 Q2’25 Results

Q2'25 Results

MercadoLibre, Inc.
Financial results of reporting segments (Unaudited)

	Three Months Ended June 30, 2025				
	Brazil	Mexico	Argentina	Other Countries	Total
	(In millions)				
Net service revenues and financial income	$ 2,959	$ 1,311	$ 1,446	$ 248	$ 5,964
Net product revenues	514	195	81	36	826
Net revenues and financial income	**3,473**	**1,506**	**1,527**	**284**	**6,790**
Local operating expenses	(2,834)	(1,178)	(847)	(245)	(5,104)
Depreciation and amortization	(98)	(60)	(19)	(11)	(188)
Total segment costs	**(2,932)**	**(1,238)**	**(866)**	**(256)**	**(5,292)**
Direct contribution	**541**	**268**	**661**	**28**	**1,498**
Operating expenses and indirect costs of net revenues and financial expenses					(673)
Income from operations					**825**
Other income (expenses):					
Interest income and other financial gains					44
Interest expense and other financial losses					(36)
Foreign currency losses, net					(117)
Net income before income tax expense					**$ 716**

	Three Months Ended June 30, 2024				
	Brazil	Mexico	Argentina	Other Countries	Total
	(In millions)				
Net service revenues and financial income	$ 2,489	$ 1,084	$ 816	$ 203	$ 4,592
Net product revenues	297	117	47	20	481
Net revenues and financial income	**2,786**	**1,201**	**863**	**223**	**5,073**
Local operating expenses	(2,039)	(964)	(464)	(187)	(3,654)
Depreciation and amortization	(71)	(43)	(18)	(10)	(142)
Total segment costs	**(2,110)**	**(1,007)**	**(482)**	**(197)**	**(3,796)**
Direct contribution	**676**	**194**	**381**	**26**	**1,277**
Operating expenses and indirect costs of net revenues and financial expenses					(551)
Income from operations					**726**
Other income (expenses):					
Interest income and other financial gains					39
Interest expense and other financial losses					(39)
Foreign currency losses, net					(58)
Net income before income tax expense					**$ 668**

MercadoLibre | Letter to Shareholders 12

Non-GAAP Measures of Financial Performance To supplement our unaudited interim condensed consolidated financial statements presented in accordance with U.S. GAAP, we present earnings before interest income and other financial gains, interest expense and other financial losses, foreign currency losses, net, income tax expense and depreciation and amortization (“Adjusted EBITDA”), net debt, foreign exchange (“FX”) neutral measures and Adjusted free cash flow and Net increase (decrease) in available cash, investments and digital assets as non-GAAP measures. Reconciliation of these non-GAAP financial measures to the most comparable U.S. GAAP financial measures can be found in the tables below. These non-GAAP measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with U.S. GAAP. These non-GAAP financial measures should only be used to evaluate our results of operations in conjunction with the most comparable U.S. GAAP financial measures. We believe that reconciliation of these non-GAAP measures to the most directly comparable GAAP measure provides investors an overall understanding of our current financial performance and its prospects for the future. Adjusted EBITDA Adjusted EBITDA is a non-GAAP financial measure that represents our net income, adjusted to eliminate the effect of depreciation and amortization charges, interest income and other financial gains, interest expense and other financial losses, foreign currency losses, net and income tax expense. We have included this non-GAAP financial measure because it is used by our Management to evaluate our operating performance and trends, make strategic decisions and the calculation of leverage ratios. Accordingly, we believe this measure provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our Management. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain items. The following table presents a reconciliation of net income to Adjusted EBITDA for the periods indicated: Three Months Ended June 30, 2025 2024 (In millions) Net income $ 523 $ 531 Adjustments: Depreciation and amortization 199 154 Interest income and other financial gains (44) (39) Interest expense and other financial losses 36 39 Foreign currency losses, net 117 58 Income tax expense 193 137 Adjusted EBITDA $ 1,024 $ 880 MercadoLibre Letter to Shareholders 13 Q2’25 Results

Net debt We define net debt as total debt which includes current and non-current loans payable and other financial liabilities and current and non-current operating lease liabilities, less cash and cash equivalents (excluding cash and cash equivalents restricted due to management restriction policies) and digital assets, short-term investments and long-term investments, excluding time deposits and foreign government debt securities restricted and held in guarantee, securitization transactions and equity securities held at cost. We have included this non-GAAP financial measure because it is used by our Management to analyze our current leverage ratios and set targets to be met, which will also impact other components of the Company’s balance sheet, cash flows and income statement. Accordingly, we believe this measure provides useful information to investors and other market participants in showing the evolution of the Company’s indebtedness and its capability of repayment as a means to, alongside other measures, monitor our leverage based on widely-used measures. The following table presents a reconciliation of net debt for each of the periods indicated: June 30, 2025 December 31, 2024 (In millions) Current Loans payable and other financial liabilities $ 3,818 $ 2,828 Non-current Loans payable and other financial liabilities 3,484 2,887 Current Operating lease liabilities 344 241 Non-current Operating lease liabilities 1,333 894 Total debt 8,979 6,850 Less: Cash and cash equivalents and digital assets (1) 2,880 2,428 Short-term investments (2) 965 1,051 Long-term investments (3) 1,304 1,124 Net debt $ 3,830 $ 2,247 (1) Includes cash and cash equivalents (excluding cash and cash equivalents restricted due to management restriction policies) and digital assets. Figures as of December 31, 2024 were recast for consistency with the current presentation due to the changes explained in "Adjusted free cash flow". (2) Excludes time deposits and foreign government debt securities restricted and held in guarantee. (3) Excludes foreign government debt securities restricted, investments held in VIEs as a consequence of securitization transactions and equity securities held at cost. MercadoLibre Letter to Shareholders 14 Q2’25 Results

Q2'25 Results

FX neutral

We believe that FX neutral measures provide useful information to both Management and investors by excluding the foreign currency exchange rate impact that may not be indicative of our core operating results and business outlook.

The FX neutral measures were calculated by using the average monthly exchange rates for each month during 2024 and applying them to the corresponding months in 2025, so as to calculate what our results would have been had exchange rates remained stable from one year to the next. The table below excludes intercompany allocation FX effects. Finally, these measures do not include any other macroeconomic effect such as local currency inflation effects, the impact on impairment calculations or any price adjustment to compensate local currency inflation or devaluations.

The following table sets forth the FX neutral measures related to our reported results of the operations for the three-month period ended June 30, 2025:

	Three Months Ended June 30,					
	As reported		Percentage Change	FX Neutral Measures	As reported	Percentage Change
(Unaudited)	2025	2024		2025	2024	
	(In millions, except percentages)			(In millions, except percentages)		
Net revenues and financial income	$ 6,790	$ 5,073	33.8 %	$ 7,745	$ 5,073	52.7%
Cost of net revenues and financial expenses	(3,696)	(2,708)	36.5 %	(4,148)	(2,708)	53.2%
Gross profit	**3,094**	**2,365**	**30.8 %**	**3,597**	**2,365**	**52.1%**
Operating expenses	(2,269)	(1,639)	38.4 %	(2,550)	(1,639)	55.6%
Income from operations	**$ 825**	**$ 726**	**13.6 %**	**$ 1,047**	**$ 726**	**44.2%**

MercadoLibre | Letter to Shareholders 15

Adjusted free cash flow and Net increase (decrease) in available cash, investments and digital assets Adjusted free cash flow Adjusted free cash flow represents cash from operating activities less the increase (decrease) in cash and cash equivalents and investments related to customer funds due to regulatory requirements and other restrictions and equity securities held at cost, investments in property and equipment and intangible assets, changes in loans receivable, net and net proceeds from/payments on loans payable and other financial liabilities related to our Fintech solutions, since we consider those liabilities as the working capital of the Fintech activities. As of June 30, 2025 we have also included increase (decrease) in cash and cash equivalents and investments restricted due to management restriction policies and digital assets as an adjustment in the calculation of our adjusted free cash flow. We consider adjusted free cash flow to be a measure of liquidity generation that provides useful information to management and investors since it shows how much cash the Company generates with its core activities that can be used for discretionary purposes and to repay its corporate and/or commerce debt. A limitation of the utility of adjusted free cash flow as a measure of liquidity generation is that it is a partial representation of the total increase or decrease in our available cash, investments and digital assets balance for the period. Therefore, we believe it is important to view the adjusted free cash flow measure only as a complement to our entire consolidated statements of cash flows. Net increase (decrease) in available cash, investments and digital assets Net increase (decrease) in available cash, investments and digital assets (effective June 30, 2025, our available funds include digital asset holdings) represents adjusted free cash flow less net proceeds from/payments on loans payable and other financial liabilities, related to our Commerce and corporate activities, payments of finance lease obligations, other investing and/or financing activities not considered above and the effect of exchange rates changes on available cash and investments. We consider Net increase (decrease) in available cash, investments and digital assets to be a measure of liquidity availability that provides useful information to management and investors after netting out all other debt and corporate payments and activities from the adjusted free cash flow. MercadoLibre Letter to Shareholders 16 Q2’25 Results

The following table shows a reconciliation of Net cash provided by operating activities to Adjusted free cash flow and Net increase in available cash, investments and digital assets: Six Months Ended June 30, 2025 2024 (3) (In millions) Net cash provided by operating activities ("CFO") $ 3,948 $ 3,394 Adjustments to reconcile CFO to Adjusted free cash flow (1) 109 47 Increase in cash and cash equivalents and investments related to customer funds due to regulatory requirements and other restrictions (including management restriction policies) and equity securities held at cost (1,416) (895) Investments in property and equipment and intangible assets (543) (332) Changes in loans receivable, net (2,856) (1,990) Proceeds from loans payable and other financial liabilities related to our Fintech solutions, net 1,270 432 Adjusted free cash flow 512 656 Payments on/Proceeds from loans payable and other financial liabilities, related to our Commerce and Corporate activities, net (192) 45 Other investing and/or financing activities (6) (6) Effect of exchange rate changes on available cash and investments 232 (247) Net increase in available cash, investments and digital assets $ 546 $ 448 Available cash, investments and digital assets (2), at the beginning of the year 4,603 3,668 Available cash, investments and digital assets (2), at the end of the period 5,149 4,116 Net cash used in investing activities (3,067) (3,551) Net cash provided by financing activities 1,078 476 (1) Includes accrued interest and financial income net of interest received from available and restricted investments, and results on digital assets. (2) Includes cash and cash equivalents (excluding cash and cash equivalents restricted due to management restriction policies), short-term investments (excluding time deposits and foreign government debt securities restricted and held in guarantee) and long-term investments (excluding foreign government debt securities restricted, investments held in VIEs as a consequence of securitization transactions and equity securities held at cost) and digital assets. (3) Recast for consistency with the current presentation due to the changes explained above. > CONTACT: MercadoLibre, Inc. Investor Relations investor@mercadolibre.com http://investor.mercadolibre.com MercadoLibre Letter to Shareholders 17 Q2’25 Results